                                                                                                                                                                                                       Exhibit 10.1

WALLSTIN PETROLEUM, LLC

MEMBERSHIP INTEREST EXCHANGE AGREEMENT

This Membership Interest Exchange Agreement (“Agreement”) is dated as of August 5, 2005, and is between the following parties: Joe Wallen, James Templer, William H. Stinson, and Quest Oil Corporation, a Nevada corporation. Wallen, Templer and Stinson are collectively referred herein as the “Members,” Quest is referred to herein as the “Purchaser,” and the Members and Purchaser are collectively referred to herein as the “Parties.”

WHEREAS, Wallstin Petroleum LLC, is a limited liability company organized under the laws of the state of Texas (referred to herein as “WP”). The Members own 100% of the membership interests of WP;

WHEREAS, WP owns certain assets as described in Exhibit “A” (the “Assets”);

WHEREAS, the Members desire to exchange with the Purchaser all of their membership interests in WP for shares of common stock of the Purchaser;

WHEREAS, the Purchaser desires to own 100% of the membership interests of WP and to complete a share exchange transaction (the “Exchange”) pursuant to which the Purchaser will issue shares of the common stock of Purchaser to the Members in exchange for 100% of the membership interests of WP held by the Members;

WHEREAS, should any claim or controversy arise in connection with the Assets that would limit or effect the ownership interest of Purchaser in the Assets, the Parties hereto agree that the Exchange shall be subject to cancellation;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction;

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the Parties hereby agree as follows:

1. Exchange & Closing

1.1 The Exchange. At the Closing (as hereinafter defined), Purchaser shall acquire 100% of the membership interests of WP held by the Members, free and clear of all liens, charges or encumbrances, in exchange for shares of common stock of the Purchaser (the “Exchange Shares”), as provided for in Section 1.3 hereof. The Exchange shall take place upon the terms and conditions provided for in this Agreement and applicable state law. For United States federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2  Closing and Closing Date. Subject to the provisions of this Agreement, the “Closing” of the share exchange described in this Agreement shall occur on: (i) the first business day on which the last of the Closing conditions set forth in Article V is fulfilled or waived or ;(ii) such other date as the Parties hereto may agree (the “Closing Date”), at such time and place as the Parties hereto may agree.

1.3 Exchange of Shares; Stock Certificates.

a) Conversion. On the Closing Date, the membership interests of the Members will be exchanged for one million five hundred thousand(1,500,000) shares of common stock of the Purchaser as per the following:

(i) Joe Wallen    686,250        Common Shares

(ii) James Templar      127,500        Common Shares

(iii) William H. Stinson  686,250        Common Shares

b) Exchange of Certificates. On and after the Closing Date, the Members shall be entitled to receive in exchange for their membership interest, upon surrender thereof to the Purchaser or its exchange agent, a certificate or certificates representing the number of whole Exchange Shares into which such Member’s membership interest were converted pursuant to Section 1.3(a).

c) Compensation Agreements. Upon the Closing, Purchaser will negotiate compensation agreements with Mr. Joseph F. Wallen and Mr. William H.

d) The Parties shall execute and deliver such other documents as are customary and reasonably necessary to consummate the transactions contemplated hereby.

                                                                                                                                                                                                       Exhibit 10.1

2.  Representations and Warranties of Members. The Members each hereby represent and warrant as follows:

    2.1 Organization and Qualification. WP is a limited liability company duly organized and validly existing under the laws of the State of Texas. WP has all requisite power and authority to carry on its business as currently conducted, other than such failures that would not reasonably be expected to have a material adverse effect on WP’s business, properties or financial condition (a “Material Adverse Effect”).

    2.2 Capitalization. The Members collectively own 100% of the Membership Interest of WP. Other than such membership interests, as of the Closing, there are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition of WP.

    2.3 Subsidiaries. WP does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. WP is not a participant in any joint venture, partnership, or similar arrangement.

    2.4 Valid Issuance of Membership interests. The WP membership interests of the Members, when delivered in accordance with the terms of this Agreement for the consideration expressed herein, shall be duly and validly issued and will be free of restrictions on transfer directly or indirectly created by WP other than restrictions on transfer under this Agreement, and under applicable state and federal securities laws.

    2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of WP is required in connection with the offer, sale or issuance of the Membership interests, except for the following: (i) the filing of such notices as may be required under the Securities Act of 1933, as amended(the “Securities Act”); (ii) the compliance with any other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefore.

    2.6 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the knowledge of the Members, threatened before any court, administrative agency or other governmental body against WP which questions the validity of this Agreement.

    2.7 Employees. To the best of the knowledge of the Members, WP is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement or arrangement with any collective bargaining agent.

    2.8 Intellectual Property. To the best of the knowledge of the Members, WP has sufficient title to and ownership of, or other rights to use, all trade secrets, and, to its knowledge, copyrights, information, proprietary rights, trademarks, service marks and trade names in each case necessary for its business as now conducted without any material conflict with or infringement of the rights of others.

    2.9 Compliance with Other Instruments. To the best of the knowledge of the Members, WP is not in violation or default of any provision of its charter or its operating agreement in effect immediately prior to the Closing.

    2.10 Permits. To the best of the knowledge of the Members, WP has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it.

    2.11 Environmental and Safety Laws. To the best of the knowledge of the Members, WP is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, except for such violations as would not reasonably be expected to have a Material Adverse Effect.

    2.12 Registration Rights. To the best of the knowledge of the Members ,WP has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

    2.13 Title to Property and Assets. To the best of the knowledge of the Members, WP has good and marketable title to all of properties and assets owned by it, free and clear of all mortgages, liens and encumbrances, except liens for current taxes and assessments not yet due and possible minor liens and encumbrances which do not, in any case, materially detract from the value of the property subject thereto or materially impair the operations of WP. With respect to the material property and assets it leases, WP is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of all liens, claims or encumbrances, except for such liens, claims or encumbrances which would not materially impair the operations of WP. WP’s material properties and assets are in good condition and repair, in all material respects, for the purposes for which they are currently used, ordinary wear and tear excepted.

    2.14 Agreements; Actions. To the best of the knowledge of the Members:

        (a) there are no agreements, understandings or proposed transactions between WP and any of its officers, directors, affiliates, or any affiliate thereof.

        (b) Other than the WP operating agreement and agreements entered into in the ordinary course of business consistent with past practice, there are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which WP is a party or by which it is bound that involve (i) obligations of, or payments by WP in excess of, ten thousand ($10,000. 00) dollars, (ii) provisions restricting the development, manufacture or distribution of WP’s products or services or (iii) indemnification by WP with respect to infringement of proprietary rights.

        (c) To the best of the knowledge of the Members, since May 31, 2005, WP has not (i) incurred indebtedness for money borrowed in excess of $1 million individually or $1 million in the aggregate, or (ii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory and license agreements in the ordinary course of business.

    2.15 Tax Returns and Audits. To the best of the knowledge of the Members, WP (a) is characterized as a partnership for United States federal income tax purposes, (b) has prepared and filed all United States federal, state and local income tax returns required to be filed by it, and (c) has no deficiency assessment or proposed adjustment by any taxing authority to WP’s federal, state, or local income taxes is pending.

    2.16 Brokers or Finders. To the best of the knowledge of the Members, WP has not agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby.

 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants that:

    3.1 Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the State of Nevada, has the power and capacity to enter into this Agreement and carry out its terms and at Closing.

    3.2 Investment. Purchaser is acquiring the Membership interests for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof.

    3.3 Access to Data. Purchaser has received and reviewed information about WP and the Members and has had an opportunity to discuss WP’s business, management and financial affairs with its management and to review WP’s facilities.

    3.4 Authorization. As of the Closing, all action on the part of Purchaser, and its respective officers, directors and partners necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Purchaser hereunder shall have been taken, and this Agreement assuming due execution by the parties hereto, constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

    3.5 Compliance with Other Instruments. Purchaser is not in violation or default of any provision of its certificate of incorporation or other organizational documents, as applicable, each as in effect immediately prior to the Closing.

    3.6 Accredited Investor. Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

4. Covenants, Representations and Warranties.

    4.1 Confidentiality. The Members expressly acknowledge that they have received, and will receive in the future, Confidential Materials (as hereinafter defined), and that disclosure of such Confidential Materials to parties not a party to this Agreement would cause irreparable harm to the Purchaser. Except with the prior written consent of Purchaser or as required by law, neither the Members nor their respective officers, directors, partners or affiliates, shall (i) disclose any Confidential Materials to any party not a party to this Agreement, or (ii) use any Confidential Materials for any purpose except in connection with their efforts on behalf of Purchaser. Members, WP and their respective officers, directors, partners or affiliates shall use their reasonable best efforts to preserve the confidentiality of all Confidential Materials. In the event that a party concludes that it is legally obligated to disclose any provision of this Agreement or any Confidential Materials, such party shall provide the other party with prompt written notice, and shall seek to limit the dissemination of such Confidential Materials. In the case of legal proceedings in which such disclosure is required, the parties shall cooperate to obtain an appropriate protective order limiting the disclosure of such material. The parties acknowledge that, in the event of a public offering of securities of Purchaser or any subsidiary, Purchaser may be required to disclose certain terms of this Agreement.

“Confidential Materials” means any information or materials, whether written or oral, tangible or intangible, (i) concerning Purchaser, its subsidiaries, businesses, markets, products, prospects, finances, principal shareholders and/or members, and (ii) which Members and/or WP develops, or with respect to which Members and/or WP gains access or knowledge, as a direct result of Purchaser’s provision to Member and/or WP of information and/or materials. Notwithstanding the foregoing, the Confidential Material shall not include (A) information that was known to, and material that was in the possession of, Member and/or WP prior to the commencement of any negotiations with Purchaser, (B) information that is or becomes generally known to, and materials possessed by, the public at large(other than as a result of a breach of this agreement by Member and/or WP or by disclosure of any other party which Member and/or WP knows, or has reason to know, is under an obligation of confidentiality to Purchaser), (C) information or material acquired by Member and/or WP independently from a third party (other than a third party which Member and/or WP knows, or has reason to know, is under an obligation of confidentiality to Purchaser), and (D) information or material independently developed by Members and/or WP and not as a result of the disclosure of information or provision of materials by Purchaser. The Confidential Materials may include, but are not necessarily limited to, the following: concepts; techniques; data; documentation; research and development; customer lists; advertising plans; distribution networks; new product concepts; designs; patterns; sketches; planned introduction dates; processes; marketing procedures; “know-how”; marketing techniques and materials; development plans; names and other information related to strategic partners, suppliers, or vendors; pricing policies and strategic, business or financial information, including business plans and financial proformas.

    4.2 Business Development. Purchaser and Members agree to act in good faith and use their reasonable best efforts in developing the Oil & Gas Business of Purchaser and maximizing the value to stockholders of such businesses and Purchaser as a whole. Without limiting the foregoing, in the event Purchaser determines that the public markets do not appropriately value its Oil & Gas Business as part of Purchaser as a whole, Purchaser shall investigate the consummation of a transaction designed to maximize the value of such businesses to its shareholders, or another strategic transaction. The Members shall assist Purchaser in developing the business plans and strategies for Purchaser’s Oil & Gas Business and provide Purchaser with advice regarding the execution of these business plans and strategies. Members shall assist Purchaser in attracting and retaining key personnel for Purchaser’s Oil & Gas Business and shall assist Purchaser in developing equity based compensation strategies relating thereto. Purchaser will establish an equity compensation program or other equity-based or “phantom” plan designed, in the judgment of the Board of Directors of Purchaser, to incentivize management of the Oil & Gas Business to maximize the value of the Oil & Gas Business consistent with the overall goals and objectives of the Board of Directors of Purchaser. Any actions taken with respect to the foregoing covenants shall be subject to the final decision of Purchaser, and, as applicable, the Board of Directors of Purchaser.

    4.3 Conditions Precedent to the Obligations of the Purchaser. All obligations of the Purchaser under this Agreement are subject to the fulfilment at or before closing of the following conditions:

(a) Member’s Representations and Warranties; The Member’s representations and warranties contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the transactions contemplated by this Agreement will be true at and as of closing as if such representations and warranties were made at and as of such time.

(b) Member’s Covenants; The Members will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at closing.

4.4 Conditions Precedent to the Obligations of the Members. All obligations of the Members under this Agreement are subject to the fulfilment, before or at closing, of the following conditions:

(a) Purchaser’s Representations and Warranties. The Purchaser’s representations and warranties contained in this Agreement will be true at and as of closing as though such representations and warranties were made as of such time;

(b) Purchaser’s Covenants. The Purchaser will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or before closing.

4.4 Consents of Third Parties. All consents or approvals required to be obtained by the Members will have been obtained, provided that this condition may only be relied upon by the Members if the Members have diligently exercised its best efforts to procure all such consents or approvals and the Purchaser has not waived the need for all such consents or approvals.

Each of the foregoing conditions is for the exclusive benefit of the Members and any such condition may be waived in whole or part by the Member at or before closing by delivering to the Purchaser a written waiver to that effect signed by the Member.

                                                                                                                                                                                                       Exhibit 10.1

5. Miscellaneous.

    5.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

    5.2 Survival. The representations and warranties made herein shall survive the Closing for a period of one year, whereupon they shall cease and be of no further force and effect.

    5.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of Purchaser to purchase the membership interests shall not be assignable without the consent of the Members. This Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto, other than their respective successors, assigns, heirs, executors and administrators.

    5.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

    5.5 Notices, Etc. All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission, to following addresses and numbers.

Notices to the Members shall be addressed to:

Wallstin Petroleum LLC
P. O. Box 1221
811 Vestal Dr.
Telephone: (830) 992-0836
Facsimile: (210) 568-2450
Attn: Joseph Wallen

with a copy to:

William H. Stinson
15734 Oak Mountain Dr.
Houston, Texas 77095
Telephone: (830) 992-0836
Faxsimile: (210) 568-2450

or at such other address and to the attention to such other person as the Members may designate;

Notices to the Purchaser shall be addressed to:

Quest Oil Corporation
        1650-1188 West Georgia
Vancouver, BC V6E 4A2
        Telephone: (604) 629-2461
        Facsimile: (800) 868-0402
        Attn: Cameron King, President

or at such other address and to the attention of such other person as Purchaser may designate by written notice to the Members.

    5.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such first party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

    5.7 Expenses. Purchaser and Members shall each bear the expenses and legal fees incurred on their own behalf with respect to this Agreement and the transactions contemplated hereby.

    5.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one party, which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

    5.9 Severability; Enforcement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. The parties hereto agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any of the provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedies a party may have at law or equity, the parties shall be entitled to seek an injunction of injunctions to prevent such breached of this Agreement and to enforce specifically the terms hereof.

    5.10 Time of the Essence. Time will be the essence for this Agreement.

    5.11 Arbitration. If any question, difference or dispute will arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same will be determined by the award of three arbitrators in accordance with the provisions of the Commercial Arbitration Act (British Columbia) as amended, and the decision of the arbitrators or a majority of the arbitrators, as the case may be, will be conclusive and binding upon all parties. The rules and procedures for the arbitration will be procedures established by the Nevada Arbitrators Institute.

    5.12 Headings. The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

                                                                                                                                                                                                       Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

QUEST OIL CORPORATION

________________________________
By: Cameron King
Its: President

Signed, Sealed and Delivered by Joe Wallen in the presence of:

___________________________________

Witness (Signature)

___________________________________

Name (please print)

____________________________________

Address

____________________________________

City, Province

____________________________________

Occupation
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	_______________________________ Joe Wallen

Signed, Sealed and Delivered by James Templar in the presence of:

___________________________________

Witness (Signature)

___________________________________

Name (please print)

____________________________________

Address

____________________________________

City, Province

____________________________________

Occupation
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	______________________________ James Templar

Signed, Sealed and Delivered by William H. Stinson in the presence of:

___________________________________

Witness (Signature)

___________________________________

Name (please print)

____________________________________

Address

____________________________________

City, Province

____________________________________

Occupation
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	_______________________________ William H. Stinson

                                                                                                                                                                                                       Exhibit 10.1

EXHIBIT A

Wallstin Petroleum, LLC.

PROPERTY (ASSETS)

Properties with Right of Ownership

1. Stevenson Lease - Sec. 7 Blk M-24, TC. RR. Survey, Hutchinson County, Texas, 3 wells.

2. Tarver lease - NW/4 of Section 57, Block 3, H&TC Ry. Co. Survey, Abst. 245, Eastland County, Texas

3. Elder Lease - 1.4 acres, 1 oil well, Mary Van Winkle Survey A-208, located in Gregg County, Texas.

4. Nettie Gardner Lease - 116.3 acres, more or less, NE corner of Joseph Bleike Survey no. 1055, Abstract 45, 1 gas well, 1 oil well.

Pending Acquisitions

1. Chain “C” Lease - Sec. 6 Blk M-24 TC RR Survey, Hutchinson County, Texas, 7 oil wells. (Waiting on signed leases to be returned.)

2. Carol Brown “A” #1 lease - Sec 10 Blk M-16 A.B.&M. Survey, Hutchinson County, Texas, 1 oil well. (Waiting on signed leases to be returned.)

3. Cooper Unit - Sec 6 Blk 9 I&GN RR Survey, Hutchinson County, Texas, 30 oil wells.
(Waiting on signed leases to be returned.)

4. East Cameron Block 21 Prospect, Cameron Parish, Louisiana, 4000 acres, 1 TCF gas and 100 million barrels oil and condensate potential. (Have exclusive to project.)

5. 10,000 acres located in Terrell County, Texas, deep gas project. (Have exclusive to the project.)

6. Hawkeye Field, 483 acres, more or less, 48 oil wells, located in Eastland County, TX.

7. Trevino leases - Zapata County, Texas Out of Section 65, SK&K Survey, Abstract 86.
(Landman obtaining new leases from mineral owners.)